UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
1618 PARTNERS LLC
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders (the “Annual Meeting”) of Chico’s FAS, Inc., a Florida corporation (the “Company”).

On July 15, 2016, Barington issued a press release, which is set forth in full below, announcing the withdrawal of its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting.  Barington encourages any Chico’s stockholder who has already submitted a blue proxy card to revote their shares on the Company’s white proxy card.  Proxies received by Barington that have not been revoked or revoted by the shareholders giving us such proxies, will be voted at the Annual Meeting in accordance with the instructions provided to us.

FOR IMMEDIATE RELEASE
July 15, 2016

BARINGTON GROUP TERMINATES PROXY SOLICITATION AT CHICO’S FAS, INC.

Barington Remains Deeply Committed to its Investment in Chico’s and will Continue to Carefully Monitor the Company

Expects CEO Shelley Broader and the Chico’s Board to Deliver on their Promises to Stockholders

Urges Stockholders to Vote Against Proposal 3 – The Advisory Vote on Executive Compensation – by Checking the “Against” Box on the Company’s White Proxy Card

NEW YORK, New York, July 15, 2016 – The Barington Group, which collectively beneficially owns more than 1.6% of the outstanding shares of common stock of Chico’s FAS, Inc. (NYSE: CHS) (“Chico’s” or the “Company”), announced today that it has terminated its campaign to elect two independent, stockholder-focused representatives to the Board of Directors of Chico’s at the Company’s 2016 Annual Meeting of Stockholders and will be withdrawing its director nominations.  The Barington Group encourages stockholders who have already submitted a blue proxy card to revote their shares on the Company’s white proxy card.

Over the past two months, Chico’s has repeatedly stated that positive changes are underway at the Company.  Chico’s has claimed that it is on the right path to profitable growth and value creation and has promised stockholders that:

“Our new Chief Executive Officer and President, Shelley Broader, and her management team have been successfully executing on a new strategic plan that we believe will enable us to fully capitalize on the Company’s many strengths, enhance shareholder value and drive profitable growth.”

Chico’s has vociferously argued that Ms. Broader should be given the opportunity to continue the progress she has begun, and the two largest proxy advisory firms – Institutional Shareholder Services and Glass Lewis – agree.  As noted by Glass Lewis, “[D]espite the Company’s long-term stock price underperformance and disappointing historical financial results… at this very early stage, we’re inclined to recommend that shareholders allow more time for the new CEO and new operating plan to potentially deliver improved results….”

While we are convinced that our highly-qualified candidates would have had a significant and immediate positive impact on the Board, in deference to the views of ISS and Glass Lewis, the Barington Group has decided to terminate its proxy campaign.  It is now up to Ms. Broader to deliver on her promises to stockholders.  The Company has repeatedly stated that Chico’s has an industry leading portfolio of brands that provides a strong platform for profitable growth and value creation.  We strongly agree and expect Ms. Broader to fulfill her commitment to stockholders to enhance shareholder value.

James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington Capital Group, L.P. stated, “For the past several months, we have worked tirelessly to ensure that positive changes are made at Chico’s.  We are proud to have served as a catalyst for a number of improvements that the Company has recently announced.  Our efforts have undoubtedly increased the pressure on the Board and management to address the issues we have raised and to deliver actual results to stockholders.  We are deeply committed to our investment in Chico’s and ensuring that the Company maximizes its long-term value potential and is run in the best interests of stockholders.  We will be monitoring the Company closely.”

Since Barington began its dialogue with the Company, Chico’s has announced $65-$85 million in planned cost reductions, two long-tenured directors are being replaced, Chico’s has commenced the process of declassifying its Board (which has been classified since the Company’s IPO in 1993), and Bonnie Brooks is retiring from her position at Hudson’s Bay Company which helps address a serious conflict of interest that Barington identified.

The Barington Group is greatly appreciative of the supportive statements it has received from its fellow stockholders over the past few months.  We also appreciate the endorsement we have received from the proxy advisory firm Egan-Jones, which has stated that it believes voting for the Barington Group’s two nominees is in the best interest of the Company and its shareholders.  In support of its recommendation of the Barington Group’s two experienced nominees, Egan-Jones cited Barington’s track record in working with underperforming companies to help improve their long-term financial performance, as well as its belief that the Barington Group’s nominees would work to the benefit of the shareholders given their fresh ideas and perspective, industry expertise and public company experience.

It is Barington’s desire to continue to have an open dialogue with Ms. Broader regarding opportunities to improve long-term shareholder value, and we hope that she and the Board will carefully consider the measures we have suggested, including:

•	measures to decentralize the Company’s large corporate infrastructure which we believe is hindering the ability of Chico’s three brands to move quickly and be responsive to customer demands;
•	initiatives to enhance revenue by improving execution and merchandising at each of the Company’s three brands and accelerating the growth of Soma;
•	measures to decrease the Company’s high SG&A expenses; and
•	our suggestions to improve the Company’s executive compensation practices, which have received an “F” grade by Glass Lewis.

The Barington Group Urges Stockholders to Vote Against Proposal 3 – The Advisory Vote on Executive Compensation – By Checking the “Against” Box on the Company’s White Proxy Card

Finally, with respect to the Company’s executive compensation practices, we note that Glass Lewis has given Chico’s an “F” grade in the area of pay for performance and has stated, “We believe that shareholders should have serious reservations with the Company’s compensation policies and practices.”  We, like Glass Lewis, believe that the Chico’s Board can do a better job of aligning management and shareholder interests through the Company’s executive compensation practices.  We therefore agree with Glass Lewis that stockholders should vote against Proposal 3 – the advisory vote on executive compensation – by checking the “against” box on the Company’s white proxy card.  It is our hope that an “against” vote by stockholders will encourage the Board’s Compensation Committee to improve the Company’s executive compensation practices, particularly in the areas of concern cited by both Glass Lewis and Barington.

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and apparel companies, with prior investments in companies such as Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource and Stride Rite.  Each of these companies has shown a meaningful improvement in shareholder value following Barington’s involvement.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission on June 13, 2016 to be used to solicit proxies in connection with the election of its two director nominees at the upcoming 2016 Annual Meeting of Stockholders (“Annual Meeting”) of Chico’s FAS, Inc., a Florida corporation.

THE BARINGTON GROUP HAS WITHDRAWN ITS SLATE OF NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY AT THE ANNUAL MEETING.  BARINGTON ENCOURAGES ANY CHICO’S STOCKHOLDER WHO HAS ALREADY SUBMITTED A BLUE PROXY CARD TO REVOTE THEIR SHARES ON THE COMPANY’S WHITE PROXY CARD.  PROXIES RECEIVED BY THE BARINGTON GROUP THAT HAVE NOT BEEN REVOKED OR REVOTED BY THE STOCKHOLDERS GIVING US SUCH PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED TO US.

CONTACTS:

Barington Capital Group, L.P.
Email:	jlandaw@barington.com
Tel:	(212) 974-5713

Okapi Partners LLC
Email:	info@okapipartners.com
Tel:	(212) 297-0720
(877) 566-1922 (toll-free)

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